Exhibit 10.12

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of October 4, 2019  (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and GENOMIC HEALTH, INC., a Delaware corporation (“Tenant”), with reference to the following facts (“Recitals”):

A.          Landlord and Tenant are the parties to that certain lease which is comprised of the following (collectively, the “Existing Lease”): that certain Lease, dated September 23, 2005, entered into by and between Tenant, as tenant and Landlord, as landlord (“Original Lease”); as amended by that certain First Amendment to Lease, dated September 5, 2006, and that certain Second Amendment to Lease, dated November 30, 2010 (the “Second Amendment”) and that certain Third Amendment to Lease, dated as of November 11, 2015 (the “Third Amendment”), for certain “Premises” described therein containing approximately 47,900 rentable square feet of the Building (located at 301 and 351 Penobscot Drive, Redwood City, California), all as more particularly described in the Existing Lease.

B.          Landlord and Tenant desire to provide for (i) the extension of the Term of the Existing Lease; and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      SCOPE OF AMENDMENT; DEFINED TERMS.  Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect.  Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control.  All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term “Lease” as used herein and, from and after the Execution Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

SECTION 2.      EXTENSION OF TERM.  Landlord and Tenant acknowledge and agree that, notwithstanding any provision of the Existing Lease to the contrary, the current Term pursuant to the Existing Lease will expire on March 31, 2023, and that the Term of the Lease is hereby extended for the period of seventy-two (72) months (the “Third Extended Term”) commencing on April 1, 2023 (the “Third Extension Commencement Date”) and expiring March 31, 2029 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated or extended pursuant to the terms of the Lease.  Landlord and Tenant acknowledge and agree that the Option to Extend set forth in Section  4 of Rider 2 to the Existing Lease, as amended by Section 2 of the Second Amendment and Section 2 of the Third Amendment, shall apply to the Third Extended Term, except that (i) the phrase “Third Extended Term” is inserted in place of reference to the “Second Extended Term” in the Option to Extend, and amended, and (ii) the Expiration Date shall mean the Expiration Date of the Third Extended Term.

SECTION 3.      MONTHLY BASE RENT FOR THIRD EXTENDED TERM.  Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Third Extension Commencement Date and continuing through the Expiration Date of the Third Extended Term, the amount of Monthly Base Rent payable by Tenant for the Premises shall be as follows:

Period from/to	Monthly Base Rent
April 1, 2023 to March 31, 2024	$236,147.00
April 1, 2024 to March 31, 2025	$243,231.41
April 1, 2025 to March 31, 2026	$250,528.35
April 1, 2026 to March 31, 2027	$258,044.20
April 1, 2027 to March 31, 2028	$265,785.53
April 1, 2028 to March 31, 2029	$273,759.10

SECTION 4.      TENANT’S SHARE.  During the Third Extended Term, Tenant shall pay all additional Rent payable under the Lease, including Tenant’s Share of Operating Expenses.  Notwithstanding any provisions of the Existing Lease to the contrary, Tenant’s Building Share shall continue to be 100.00%, Tenant’s Phase Share shall continue to be 20.3293%, and Tenant’s Project Share shall continue to be 8.9126%.

SECTION 5.      “AS IS” CONDITION.

(a)         Condition of Premises.  Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Third Extended Term and accepts the Premises in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as expressly set forth in this Section 5.

(b)         Tenant Work Generally.  Landlord and Tenant acknowledge and agree that notwithstanding any provisions of the Existing Lease to the contrary:  (a) Tenant may desire to do certain alterations, additions or improvements in connection with this extension of the Term, and for purposes of this Amendment any such work is referred to as “Tenant Work”; (b) all Tenant Work, if any, shall be done subject to and in compliance with this Amendment, and except to the extent modified by or inconsistent with the express provisions of this Amendment, pursuant to the provisions of Article Nine of the Original Lease applicable to such Tenant Alterations; (c) without limiting the generality of any provisions of Article Nine, Tenant’s selection of Tenant’s space planner and/or architect (“Tenant's Architect”) and Tenant’s selection of a general contractor shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed; (d) all plans and specifications prepared by Tenant’s space planner or architect shall be subject to review by Landlord’s architect and to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed beyond ten (10) business days with respect to any initial submissions, change orders, and any revisions thereto; (e) Tenant shall retain one or more engineers reasonably satisfactory to Landlord and licensed by the State of California to prepare structural, mechanical, and electrical working drawings and specifications for all Premises improvements, not included in, or requiring any changes to the HVAC, fire and/or life safety, mechanical and electrical work; (f) if the Tenant Work does not exceed the amount of the Allowance (as defined below), Tenant shall not be required to obtain a completion and lien indemnity bond for the Tenant Work; (g) such work, including all design, plan review, obtaining all approvals and permits, and construction shall be at Tenant's sole cost and expense (subject to reimbursement to the extent of the Allowance), including delivery to Landlord of plans and specifications of such Tenant Work (including an as-built mylar and digitized (to the extent available) set of as-built plans and specifications upon completion) to the extent such work is more than recarpeting and/or repainting, and (h) Tenant shall pay Landlord a fee (“Construction Monitoring Fee”) for monitoring such design, construction and work by Tenant equal to two percent (2%) of the Allowance, which fee shall be paid by Landlord applying two percent (2%) of the Allowance in payment thereof.

(c)         Design & Construction Responsibility for any Tenant Work.  Tenant shall be responsible for the suitability for the Tenant's needs and business of the design and function of all Tenant Work and for its construction in compliance with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, (ii) all rules, orders, directions, regulations and requirements of the pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all reasonable rules and regulations of Landlord which have been provided to Tenant in writing (collectively, referred to herein as “Laws”).  Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that (a) such Laws include all building codes and regulations, Title 24, and the Americans with Disabilities Act of 1990 (42 U.S.C. Sec. 12101 et. seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”); and (b) in the event that any work by Tenant triggers any upgrades or modifications of existing improvements in the Premises required to comply with Law, Tenant shall also be responsible for such upgrades and modifications, at Tenant’s sole cost and expense (subject to reimbursement by Landlord to the extent of the Allowance).  Tenant, through Tenant's Architect, shall prepare all architectural plans and specifications, and engineering plans and specifications, for the real property improvements to be constructed by Tenant in the Premises in sufficient detail to be submitted to Landlord for approval, to the extent required pursuant to Article Nine of the Existing Lease and this Amendment, and to be submitted by Tenant for governmental approvals and building permits and to serve as the detailed construction drawings and specifications for the contractor, and shall include, among other things, all partitions, doors, heating, ventilating and air conditioning installation and distribution, ceiling systems, light fixtures, plumbing installations, electrical installations and outlets, telephone installations and outlets, any other installations required by Tenant, fire and life-safety systems, wall finishes and floor coverings, whether to be newly installed or requiring changes from the as-is condition of the Premises as of the date of execution of the Existing Lease.  Tenant shall be responsible for the oversight, supervision and construction of all Tenant Work in compliance with this Existing Lease, including compliance with all Laws.

(d)         Allowance: Amount; Reimbursable Costs & Payment.  Allowance means an amount up to a maximum of One Million Fifty-Three Thousand Eight Hundred and 00/100 Dollars ($1,053,800.00) to reimburse Tenant for the actual costs of design, engineering, plan review, obtaining all approvals and permits, and construction of Tenant Work in the Premises (including the Construction Monitoring Fee), and shall be payable as provided below.  In no event shall the Allowance be used to reimburse Tenant for Tenant’s FF&E (as such term is defined herein).  For purposes of this Amendment, “Tenant’s FF&E” shall mean Tenant’s furniture, furnishings, telephone systems, computer systems, equipment, any other personal property or fixtures, and installation thereof, including without limitation, "Tenant’s Personal Property" described on Exhibit “G” to the Original Lease.  The Allowance shall be paid to Tenant within thirty (30) days after the later of final completion of the Tenant Work and Landlord's receipt of (i) a certificate of completion prepared by Tenant’s Architect, (ii) final as-built plans and specifications pursuant to this Amendment, (iii) full, final, unconditional lien releases, and (iv) reasonable substantiation of costs incurred by Tenant with respect to the Tenant Work.  Tenant must prior to the date that is thirty-six (36) months from the Execution Date of this Amendment submit written application with the items required above for disbursement or reimbursement for any reimbursable costs out of the Allowance, and to the extent of any funds for which application has not been made prior to that date or if and to the extent that the reimbursable costs of the Tenant Work are less than the amount of the Allowance, then any balance remaining thereafter shall be retained by Landlord as its sole property and Landlord shall have no obligation or liability to Tenant with respect to such excess.

SECTION 6.      TIME OF ESSENCE.  Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

SECTION 7.      BROKERS.  Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Kidder Mathews (“Tenant’s Broker”) and Landlord represents that in connection with this Amendment it is represented by Newmark Cornish & Carey (“Landlord’s Broker”).  Except for Tenant’s Broker and Landlord’s Broker

identified below, Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment.  Except for Tenant’s Broker and Landlord’s Broker identified below, Landlord has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment.  Each party hereby indemnifies and agrees to protect, defend and hold the other party harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with, the indemnifying party with respect to the subject matter of this Amendment, except for Landlord’s Broker and Tenant’s Broker.  Tenant is not obligated to pay or fund any amount to Landlord’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker is entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker (which may be shared with Tenant’s Broker to the extent that Tenant’s Broker and Landlord’s Broker have an agreement between themselves to share in such commission).  The provisions of this Section shall survive the expiration or earlier termination of the Lease.

SECTION 8.      ATTORNEYS’ FEES.  Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment.  Section 11.03 of the Lease is hereby deleted in its entirety and of no further force and effect.

SECTION 9.      EFFECT OF HEADINGS; RECITALS: EXHIBITS.  The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment.  Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein.  Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

SECTION 10.    ENTIRE AGREEMENT; AMENDMENT.  This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

SECTION 11.    OFAC.  Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section.  Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

SECTION 12.    RATIFICATION.  Tenant represents to Landlord that: (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; (b) as of the Execution Date, to Tenant’s current, actual knowledge, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant; and (c) Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

SECTION 13.    AUTHORITY.  Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party.  Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

SECTION 14.    DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST.  Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises have not undergone inspection by a “Certified Access Specialist” (“CASp”) to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.  Landlord hereby discloses pursuant to California Civil Code Section 1938 as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  Landlord and Tenant hereby acknowledge and agree that in the event that Tenant elects to perform a CASp inspection of the Premises hereunder (the “Inspection”), such Inspection shall be (a) performed at Tenant’s sole cost and expense, (b) limited to the Premises and (c) performed by a CASp who has been approved or designated by Landlord prior to the Inspection.  Any Inspection must be performed in a manner which minimizes the disruption of business activities in the Building, and at a time reasonably approved by Landlord.  Landlord reserves the right to be present during the Inspection.  Tenant agrees to: (i) promptly provide to Landlord a copy of the report or certification prepared by the CASp inspector upon request (the “Report”), and (ii) keep the information contained in the Report confidential, except to the extent required by Law, or to the extent disclosure is needed in order to complete any necessary modifications or improvements required to comply with all applicable accessibility standards under state or federal Law, as well as any other repairs, upgrades, improvements, modifications or alterations required by the Report or that may be otherwise required to comply with applicable Laws or accessibility requirements  (the “Access Improvements”).  If Tenant performs and Inspection, Tenant shall be solely responsible for the cost of Access Improvements to the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such Inspection as required by Law, which Access Improvements may, at Landlord’s option, be performed in whole or in part by Landlord at Tenant’s expense, payable as Additional Rent within ten (10) days following Landlord’s demand.

SECTION 15.    NO CANNABIS.  Tenant shall not bring upon the Premises or any portion of the [Project] or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same.

SECTION 16.    COUNTERPARTS.  This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.  Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT:	GENOMIC HEALTH, INC.,
a Delaware corporation

	By:	/s/ Kimberly J. Popovits

	Print Name:	Kimberly J. Popovits

	Title:	President and Chief Executive Officer
(Chairman of Board, President or Vice President)

	By:	/s/ Fredrick Pla

	Print Name:	Fredrick Pla

	Title:	Chief Operating Officer
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	MetLife Investment Management, LLC,
a Delaware limited liability company,
its investment manager

		By:	/s/ Leland Low
		Print name:	Leland Low
		Its:	Authorized Signatory and Director